EXHIBIT 10.30

Novell	August 31, 2005

Personal and Confidential

Mr. Tom Francese
14323 Geronimo Street
Leander, TX 78641

Dear Tom,

On behalf of Novell, Inc. (“Novell”), I am pleased to offer you the position of Senior Vice President, President Novell EMEA (Europe, Middle East & Asia) Operations. In this position, you will be reporting directly to Ronald Hovsepian, the Executive Vice President, President Worldwide Operations, and your responsibilities will be those commonly associated with the position of Senior Vice President, President Novell EMEA Operations. Your expected start date with Novell will be mutually agreed to between you and Ronald Hovsepian, but in no event will it be later than October 1, 2005. This appointment is subject to approval by Novell’s Board of Directors pursuant to Novell’s Statement on Corporate Governance.

Your base salary will be no less then $18,750 per bi-monthly pay period (less applicable tax withholding), which is $450,000 annualized (less applicable tax withholding). In addition to your base salary, starting November 1, 2005, you will be eligible to participate in Novell’s Annual Bonus Program. Your bonus will be based on the attainment of certain performance goals, which may be determined based on your individual performance, the performance of your group and/or Novell’s performance. These goals will be established by Novell, and your annualized target bonus will represent a percentage of your annual base salary, which will be up to 100% of your base salary if all of the designated performance goals are met at target. For the fiscal year 2006, Novell will guarantee 50% of your target incentive bonus.

You will also receive a one-time sign-on bonus equal to $300,000 (less applicable tax withholding). This sign-on bonus will be paid to you in a lump sum cash payment on the next reasonable pay period that follows your commencement of your employment with Novell.

Subject to the approval of Novell’s Compensation Committee, after commencement of your employment with Novell, you will be granted a non-qualified stock option to purchase 100,000 shares of Novell common stock under one of Novell’s equity compensation plans. These options will vest 25% per annum as long as you are employed by Novell on the applicable vesting date. In addition, subject to the approval of Novell’s Compensation Committee, after commencement of your employment with Novell, you will be granted a non-qualified stock option to purchase an additional 100,000 shares of Novell common stock under one of Novell’s stock option plans. These options will vest based on the attainment of performance goals. Specifically, 50,000 of such options will vest when the 30-day average fair market value of Novell’s common stock (based on the market close stock price on trading days) equals an amount 10% greater than the exercise price set forth in the stock option on the date of

Mr. Tom Francese
August 31, 2005

grant. The other 50,000 of such options will vest when the 30-day average fair market value of Novell’s common stock (based on the market close stock price on trading days) equals an amount 15% greater than the exercise price set forth in the stock option on the date of grant, plus 10%, provided in each case you are employed by Novell on the applicable vesting date. The other terms and conditions of these stock option grants will be as set forth in Novell’s standard stock option agreement, which will be provided to you after your stock option grants are approved by the Compensation Committee.

In addition, subject to the approval of Novell’s Compensation Committee, after commencement of your employment with Novell, you will be granted 100,000 shares of restricted stock, at a purchase price of $0.10 per share, under one of Novell’s equity compensation plans. 50,000 of the shares of restricted stock will vest 1/3 per annum as long as you are employed by Novell on the applicable vesting date. The remaining 50,000 shares of restricted stock will vest based on the attainment of performance goals. Specifically, 25,000 of such shares will vest when the 30-day average fair market value of Novell’s common stock (based on the market close stock price on trading days) equals an amount 10% greater than the fair market value of the shares underlying the restricted stock grant on the date of grant. The other 25,000 of such shares will vest when the 30-day average fair market value of Novell’s common stock (based on the market close stock price on trading days) equals an amount 15% greater than the fair market value of the shares underlying the restricted stock grant on the date of grant, plus 10%, provided in each case you are employed by Novell on the applicable vesting date. The other terms and conditions of your restricted stock grants will be as provided in Novell’s standard restricted stock agreement, which will be provided to you after your restricted stock grants are approved by the Compensation Committee.

In addition to your initial stock option and restricted stock grants, you will be eligible to participate in Novell’s discretionary Executive Long Term Incentive Equity Plan, which will provide you with the opportunity to receive annual stock option grants to purchase Novell common stock, subject to the approval by Novell’s Compensation Committee.

As a Senior Vice President of Novell, a condition of your continued employment will be your participation in the Novell, Inc. Stock Ownership Program. This program requires the Company’s leaders to obtain a minimum personal ownership level in Company stock over a five-year period. For Senior Vice Presidents, such minimum ownership is equal to two times your base salary as of the effective date of your participation in the program. For further details concerning the Program, please contact me.

Each year you are working in EMEA for Novell, you will receive an annual cash allowance of $250,000 (less applicable tax withholding), which is intended to compensate you for a portion of your expenses associated with your housing, car, cost of living, continuation of your residence in Texas, and the storage of your household goods. Further, during this period, Novell will reimburse you for the cost of you, your wife and two children to travel to the United States, up to a maximum reimbursement of $24,000 net per year, subject to your submission of the appropriate documentation to receive reimbursement in accordance with Novell’s reimbursement policies. At the end of your assignment in EMEA,

Mr. Tom Francese
August 31, 2005

Novell will reimburse you for the costs associated with your move back to the United States, up to a maximum reimbursement of $50,000, subject to your submission of the appropriate documentation to receive reimbursement in accordance with Novell’s reimbursement policies.

Lastly, in addition to the foregoing benefits, Novell offers an outstanding benefits package, which we view as an important part of our compensation program. The full range of benefits include: a 401(k) plan, life, medical, dental and disability insurance coverage, four weeks of vacation per year, and financial planning (up to a maximum cost of $20,000 per year).

While your employment with Novell is for no particular duration and is at-will, meaning that Novell or you may terminate the employment relationship at any time, with or without cause and with or without prior notice, you will be entitled to receive certain severance benefits if you execute the severance agreement that is attached to this offer letter as Exhibit A (the “Severance Agreement”), experience a termination that is covered by the Severance Agreement and comply with the terms and conditions of the Severance Agreement. Among the requirements of the Severance Agreement is that you comply with its confidentiality, non-competition and non-solicitation obligations and limitations. This offer is expressly contingent on your execution of the attached Severance Agreement.

Lastly, this offer is expressly contingent on your agreement to the terms, and execution, of the attached Intellectual Property Agreement (the “Intellectual Property Agreement”), a copy of which is attached as Exhibit B, as well as agreeing to be bound by the terms and conditions of Novell’s Code of Business Ethics and such other agreements required for employees of Novell.

* * * * *

Federal employment law requires that you provide verification of your eligibility to work in the United States before you start employment. As a result, this offer is contingent on you providing the necessary verification. Please review the I-9 instructions and bring the appropriate identification necessary to complete the form on your first day of employment.

The above terms of this offer letter set forth the entire terms and conditions of your offer of employment with Novell and supersede all prior or contemporaneous agreements, representations or understandings, written or oral, by or between Novell and you concerning the terms and conditions of your employment. This offer letter may only be modified by a written agreement signed by you and Novell’s Senior Vice President, People.

This offer will remain valid through August 31, 2005. Please signify acceptance of this offer by signing the “Acceptance and Acknowledgment” at the end of this offer letter. In addition, please signify your acceptance to the terms and conditions of the Severance Agreement by signing the Severance Agreement attached as Exhibit A and the Intellectual Property Agreement by signing the Intellectual Property Agreement attached as Exhibit B. Return the signed copy of this document, along with the Severance Agreement and Intellectual Property Agreement, to Novell Human Resources c/o Alan Friedman (at 404 Wyman St.,

Mr. Tom Francese
August 31, 2005

Suite 500, Waltham, MA 02451) in the enclosed pre-addressed envelope, and retain any copies for your files.

We look forward to your joining Novell and we are eager to see the results of your contributions to Novell as you offer your considerable talents and abilities — and hope that we in turn enrich your career and contribute to the fulfillment of your professional goals. If you have questions or wish to discuss this offer, please contact me.

Sincerely,

/s/ Alan J. Friedman

Alan J. Friedman
Senior Vice President, People

Mr. Tom Francese
August 31, 2005

ACCEPTANCE AND ACKNOWLEDGMENT

I accept the offer of employment from Novell as set forth in this offer letter and I understand that this offer of employment is conditioned on my express agreement to the terms set forth in this offer letter and the following terms:

I understand that my employment is “at-will” and, as such, Novell or I may terminate my employment for any reason at any time. There are no representations or promises that my employment will continue for a specific period.

Additionally, I acknowledge that this offer of employment is contingent upon successful completion of a background check, which is currently in progress, and, if applicable, upon authorization in the form of an export license from the U.S. Dept. of Commerce, Bureau of Export Administration, Office of Export Licensing or the U.S. Department of State, Office of Defense Trade Controls.

I understand that the terms and conditions described in this offer letter are the terms and conditions of my employment. In addition, I understand that any promotions, increases in compensation and/or offers regarding other positions must be in writing and signed by my manager and the appropriate individual in the Human Resources Department. I understand that Novell may modify benefits as well as other plans and programs from time to time as it deems necessary, including modifying plans and programs in order to bring them into compliance with current law, as determined by Novell in its sole discretion. As an employee of Novell, I understand and agree that I will be bound to abide by Novell’s policies and procedures.

The interpretation, performance and enforcement of this offer letter shall be governed by and construed in accordance with, the laws of the Commonwealth of Massachusetts, without reference to conflicts of laws principles. In addition, I agree that any dispute, claim or proceeding arising out of or relating to this offer letter shall be commenced and maintained in any state or federal court in the Commonwealth of Massachusetts and I submit to the exclusive venue and jurisdiction of such court. The language of all parts of this offer letter shall be construed as a whole according to its fair meaning and shall not be construed strictly either for or against either party. Moreover, the terms “and,” and “or” shall both mean “and/or.”

I acknowledge and agree that my agreement to the provisions set forth herein was a material inducement to Novell’s agreement to offer me the position of Senior Vice President, President Novell EMEA Operations. I agree that the representations contained in this offer letter are necessary for the protection of the business and goodwill of Novell and I consider them to be reasonable for such purpose, given that Novell conducts business worldwide and that a competitive business may be carried out anywhere in the world as a result of advanced communications technology. I agree that any breach or threatened breach of any provision of this offer letter (including, but not limited to, the confidentiality, non-competition, and non-solicitation provisions contained in the Severance Agreement attached as Exhibit A and the Intellectual Property

Mr. Tom Francese
August 31, 2005

Agreement attached as Exhibit B) will cause Novell substantial and irrevocable damage and monetary damages would be inadequate to compensate Novell and, in addition to any other remedies or rights it may have, Novell shall be entitled to seek an injunction and all other available equitable relief to enforce the terms of this offer letter. Each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses of the offer letter. If any provision of this offer letter shall for any reason be held to be excessively broad as to length of time, scope, range of activities, geographic area or otherwise so as to be unenforceable at law, such provision(s) shall be reformed and construed by the appropriate judicial body to the fullest extent enforceable, and the remaining provisions of this offer letter will not be affected.

/s/ Thomas M. Francese Signature

Thomas M. Francese Printed Name

9/2/2005 Date

Mr. Tom Francese
August 31, 2005

Exhibit A
Severance Agreement

Mr. Tom Francese
August 31, 2005

Exhibit B
Intellectual Property Agreement